Exhibit 99.(16)(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 30, 2025, relating to the financial statements and financial highlights of Centerstone Investors Fund, a series of Northern Lights Fund Trust III, which are included in Form N-CSR for the year ended March 31, 2025, and to the references to our firm under the headings “Questions and Answers”, ”Overview”, “Trustees and Service Providers for the Acquired Fund and Acquiring Fund” and “Experts” in the Combined Proxy Statement And Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

August 1, 2025